Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use of our report dated September 1, 2005 with respect to the consolidated financial statements of Dakota Growers Pasta Company, Inc. (a North Dakota corporation) for the year ended July 31, 2005 in this Form 10-K (file number 000-50111).

EIDE BAILLY LLP

/s/ Eide Bailly LLP

Fargo, North Dakota

October 28, 2005